Exhibit 21

Subsidiaries of Registrant

Name	State of Incorporation
First Niagara Bank	Federal

First Niagara Funding, Inc.	New York

First Niagara Leasing, Inc.	New York

First Niagara Securities, Inc.	New York

First Niagara Portfolio Management, Inc.	New York

First Niagara Risk Management, Inc.	New York

First Niagara Commercial Bank	New York

First Niagara Capital, Inc.	New York

32 Second Street Corp.	New York

TSB Real Property, Inc.	New York

Troy Investment Services Group, Inc.	New York

H.S. Services, Inc.	New York